Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Primoris Services Corporation of our report dated March 16, 2011, relating to the consolidated financial statements of Primoris Services Corporation, and the effectiveness of internal control over financial reporting, appearing in this Annual Report (Form 10-K) for the year ended December 31, 2010:

•                  Registration Statement on Form S-8 (No. 333-159491) pertaining to the Long-Term Incentive Equity Plan of Primoris Services Corporation; and

•                  Registration Statement on Form S-3 (No 333-161331) pertaining to the registration of 1,737,936 shares of common stock.

/s/ Moss Adams, LLP

Irvine, California

March 16, 2011